PRA Group Announces Management Changes

NORFOLK, Va., June 3, 2016 - PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring nonperforming loans, today announced the resignation of Neal Stern, executive vice president, chief global investment, analytics, and operations strategy officer and a series of organizational changes to maximize its competitive advantages of people, data, analytics, and results.

Stern will assist in transitional matters until his departure, effective June 10, 2016. Since his arrival in 2008, Stern played a leadership role in developing PRA’s world-class approach to portfolio segmentation and ROI-based collection work efforts.  As a result, PRA has helped drive consolidation in the debt purchase industry through its operating prowess, combined with sophisticated underwriting capability, strong compliance regime, and access to capital.

Steve Fredrickson, chairman and chief executive officer of PRA Group stated, “I want to thank Neal for his many contributions to PRA over the years and for his assistance in building an incredible foundation in analytics and strategy from which PRA will continue to grow. I wish Neal all the best in his future endeavors.”

The company announced the following management changes today:

•	In the U.S. and Canada, Stern’s responsibilities will move into the Americas Core group which is led by Chris Graves, executive vice president.

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In Europe, Aashutosh Mishra has been promoted to chief analytics officer, PRA Group Europe. Mishra will now lead all aspects of collection strategies and valuation analytics for PRA’s European business. He has been with PRA for nearly four years and will join the European leadership team reporting to Tiku Patel, chief executive officer, PRA Group Europe.

Kevin Stevenson, president, chief administrative officer and interim chief financial officer of PRA Group added, “My congratulations to Chris and Aash, each of whom has been responsible for helping PRA make the kind of operating progress over the years that makes us the world leader that we are today. I am excited to see each of these executives continue to build on the work we have been doing. I wish much success to Neal as he leaves.”

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. (Nasdaq:PRAA) returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for three years, one of Forbes' Best Small Companies in America for eight consecutive years, and one of Forbes' Best Midsize Employers in America in 2016. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com

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